Exhibit 23.4

August 14, 2009

Anadarko Petroleum Corporation

1201 Lake Robbins Drive

The Woodlands, TX 77380

Re:	Securities and Exchange Commission Form S-8 of

Anadarko Petroleum Corporation

Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Anadarko Petroleum Corporation of our Procedures and Methods Review Letter dated February 24, 2009, regarding the Anadarko Petroleum Corporation Proved Reserves and Future Net Revenues as of December 31, 2008.

Miller and Lents, Ltd. has no financial interest in Anadarko Petroleum Corporation or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such letter. Miller and Lents, Ltd. also has no director, officer, or employee employed or otherwise connected with Anadarko Petroleum Corporation. We are not employed by Anadarko Petroleum Corporation on a contingent basis.

Very truly yours,

MILLER AND LENTS, LTD.

By:	/s/ Robert J. Oberst
Robert J. Oberst
Senior Vice President